Exhibit 99.1

    ELECTROGLAS ENTERS INTO AGREEMENTS TO EXCHANGE COMMON STOCK AND CASH FOR $25.0 MILLION OF ITS OUTSTANDING 5.25% CONVERTIBLE SUBORDINATED NOTES DUE 2007

     SAN JOSE, Calif., May 3 /PRNewswire-FirstCall/ -- Electroglas, Inc. (Nasdaq: EGLS) (the "Company"), a leading supplier of wafer probers and prober-based test handling solutions for the semiconductor industry, today announced that it has entered into definitive agreements to repurchase $25.0 million in principal amount of its outstanding 5.25% Convertible Subordinated Notes Due 2007 (the "Notes"). The Company has agreed to issue 170.73 shares of its common stock and pay $300 in cash plus accrued interest, in exchange for each $1,000 in principal amount of the Notes. The aggregate number of the Company's common stock issuable under the exchange agreements is approximately
4.268 million shares and the aggregate cash consideration is approximately $7.5 million, excluding accrued interest due on the Notes. The transactions are expected to close on May 5, 2006. The Company will retire the $25.0 million in principal amount of the Notes.

     (Logo: http://www.newscom.com/cgi-bin/prnh/20050915/SFTH008LOGO )

     "We view the exchange as an important strategic step towards improving our balance sheet and liquidity," said CFO Tom Brunton. "We believe the exchange better positions Electroglas to capitalize on what we believe is an improving environment for our products."

     The common stock issuable in exchange for the Notes has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

     This press release shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

     Safe Harbor Statement

     This news release contains forward-looking statements, including statements relating to the timing of the closing of the transaction, the transaction improving our balance sheet and liquidity, and the improved environment for the Company's products. These forward-looking statements involve risks and uncertainties including, but not limited to, unexpected difficulties and delays in connection with the closing of the transaction, unanticipated adverse changes to the environment for our products, the risk of adverse changes in global and domestic economic conditions, and unforeseen technical difficulties related to the development and manufacture of the Company's products, and a failure of the Company's new products to achieve broad market acceptance as a result of competing technologies. Electroglas assumes no obligation to update this information. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Electroglas' business in general, see the risk disclosures in Electroglas' SEC filings, including its most recent Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Reports on Form 10-Q filed from time to time with the SEC.

SOURCE  Electroglas, Inc.
     -0-                             05/03/2006
     /CONTACT: investors, Candi Lattyak of Electroglas, Inc., +1-408-528-3801, or clattyak@electroglas.com/
     /Photo:   http://www.newscom.com/cgi-bin/prnh/20050915/SFTH008LOGO
               AP Archive:  http://photoarchive.ap.org
               PRN Photo Desk, photodesk@prnewswire.com/
     /Web site:  http://www.electroglas.com/
     (EGLS)